EXHIBIT 11

The following table sets forth the computation of basic and diluted earnings per share:

                                                       Three months ended September 30,    Nine months ended September 30,
                                                             2000             1999             2000             1999
                                                          ----------       ----------       ----------       ----------

Numerator:
Net (loss)                                                (1,345,506)      (1,103,824)      (4,584,150)      (3,547,878)
Dividends on Series A preferred stock                         (2,618)          (5,703)         (14,024)         (17,109)
Dividends on Series B preferred stock                        (52,787)            --           (157,213)            --
                                                          ----------       ----------       ----------       ----------

Numerator for basic and diluted earnings (loss) per
share-income (loss) available to common shareholders      (1,400,911)      (1,109,527)      (4,755,387)      (3,564,987)
                                                          ----------       ----------       ----------       ----------

Denominator:
Denominator for basic earnings (loss) per share-
weighted average shares outstanding                        7,760,508        6,720,628        7,331,423        6,723,649
Effect of dilutive securities
Warrants                                                        --               --               --               --
                                                          ----------       ----------       ----------       ----------

Dilutive potential common shares Denominator
for diluted earnings (loss) per share adjusted
weighted-average shares and assumed conversion             7,760,508        6,720,628        7,331,423        6,723,649
                                                          ----------       ----------       ----------       ----------

Basic earnings (loss) per share                                (0.18)           (0.17)           (0.65)           (0.53)
                                                          ----------       ----------       ----------       ----------

Diluted earnings (loss) per share                              (0.18)           (0.17)           (0.65)           (0.53)
                                                          ----------       ----------       ----------       ----------